Exhibit 10.14

FIRST AMENDMENT TO BankFIRST

SPLIT DOLLAR AGREEMENT

THIS AMENDMENT is made this 18th day of March , 2002, by and between BankFIRST, a state-chartered commercial bank located in Winter Park, Florida (the “Company”), and THOMAS P. ABELMANN (the “Executive).

WITNESSETH:

WHEREAS, the Executive and the Company entered into a SPLIT DOLLAR AGREEMENT (the “Agreement”) dated January 4, 2002; and

WHEREAS, the Executive and the Company are desirous of amending the language to the Agreement.

NOW, THEREFORE, in consideration of the premises, the Executive and the Company agree to amend the “Agreement” as follows:

Paragraph 1.2 is amended in its entirety to read as follows:

1.2 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carder’s or Social Security Administration’s determination upon the request of the Company.

Article 6 is amended in its entirety to read as follows:

Article 6

Claims and Review Procedures

6.1 Claims Procedure. The Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1 The specific reasons for the denial,

6.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5 A statement of the claimant’s right to bring a civil action under

ERISA Section S02ea) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies p811 or an of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1 The specific reasons for the denial,

6.2.5.2 A reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Except as amended herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment on the date and year first above written.

EXECUTIVE:	COMPANY:

BankFIRST

/s/ Thomas Abelmann	By	/s/ James T. Barnes, Jr.
THOMAS P. ABELMANN	Title	Chairman and CEO

Received and duplicate filed at the home office of the Company in San Francisco, California this date May 02, 2002 West Coast Life Insurance Company